Exhibit 99.1

Media	Wendy Olson
(713) 627-4072

Analysts:	Derick Smith
(713) 627-4963

Date:	September 9, 2011

Spectra Energy Partners Announces Management Appointments

HOUSTON – Spectra Energy Partners (NYSE: SEP) today announced the following senior management appointments:

Julie Dill, currently president of Union Gas, Spectra Energy Corp’s (NYSE: SE) Ontario-based local distribution company, will become president and chief executive officer of Spectra Energy Partners (SEP). Dill also will assume the role of group vice president, Strategy, for Spectra Energy Corp, responsible for continuing the growth of SEP and providing leadership in setting the long-term strategy of the corporation. Dill will relocate to Houston.

Greg Rizzo, currently president and chief executive officer, SEP, will continue in his other primary role as group vice president, Regulatory Affairs, Spectra Energy Corp, where he leads the Federal Energy Regulatory Commission and U.S. Customs functional areas. Rizzo will take on the additional role as the corporation’s key liaison with the Interstate Natural Gas Association of America (INGAA), as Spectra Energy Corp’s president and chief executive officer, Greg Ebel, assumes the 2012 chairmanship of this critical industry group. Rizzo will remain in Houston.

These leadership changes are effective January 1, 2012.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,200 miles of transmission and gathering pipelines and approximately 57 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.5 Bcf of natural gas per day from growing supply areas to high-demand markets.

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